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                                                                   EXHIBIT 10.32

                             EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of April 1, 1999, by and between TIVOLI INDUSTRIES, INC., a California corporation whose principal place of business is located in Santa Ana, California 92705 ("Employer"), and CHARLES KIMMEL, an individual residing in the State of California ("Executive").

     WHEREAS, Employer desires to retain the services of Executive on the terms and conditions herein provided, and Executive is willing to provide such services on such terms and conditions;

     NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties contained herein, the parties agree as follows:

     1.  Term.  This Agreement shall continue in full force and effect for a
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period which shall commence as of the date hereof and shall continue until
September 30, 2002 (the "Term"), unless sooner terminated as hereinafter provided or extended by the mutual agreement of the parties.

     2.  Employment.  Executive shall serve as the President, Chief Operating
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Officer and Chief Financial Officer of Employer, subject to the reasonable directions of Employer's Board of Directors, and as such shall have day-to-day responsibility for the management of all of Employer's affairs and operations, subject to the reasonable directions of Employer's Board of Directors. Executive shall devote his full executive time, energies and abilities to the proper and efficient performance of his duties provided herein.
Executive shall at all times perform his duties and obligations faithfully and diligently and to the best of Executive's ability.

     3.  Compensation.
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               (a)  As compensation for the services provided by Executive hereunder, during the Term of this Agreement Employer shall pay Executive an annual salary of not less that $127,000 per year. Executives' salary shall be reviewed by Employer's Board of Directors from time to time at its discretion but not less often than annually each November 1, and Executive shall receive such salary increases as Employer's Board of Directors shall determine; provided that Employee's annual salary payable for the ensuing twelve (12) month period shall in all events be increased at the end of each succeeding twelve (12) month period at a rate equal to the greater of 5% per annum or the increase, if any, in the Consumer Price Index for Urban Wage Earners and Clerical Workers (Los Angeles-Long Beach-Anaheim), as published by the Bureau of Labor Statistics of the U.S. Department of Labor, during the preceding twelve (12) months. All such salary shall be payable in equal installments in conformity with Employer's normal payroll period.

               (b) In addition to the minimum salary payable to Executive as provided in subparagraph 3(a) above, Executive shall be entitled to receive, for each full or partial calendar year during the Term hereof, a bonus, if any, as determined by Employer's Compensation Committee.

               (c) In addition to salary and bonus payment (if any), Executive shall be entitled to receive stock options and/or warrants, if any, as determined by the Employer's Compensation Committee. Such awards will be awarded on an annual basis.

               (d) In addition to the above, Executive shall also be entitled to receive an auto allowance equal to $600 per month, payable monthly.

     4.   Benefits and Vacations.
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               (a)  Executive and his dependents shall be entitled to
participate in or receive benefits under Employer's health insurance plans or arrangements as in effect on the date hereof for such period of time as such plans and arrangements shall remain in effect. In addition, Executive shall be entitled to participate in or receive benefits under any pension plan, profit-sharing plan, life insurance, health-and-accident plan or arrangement made available in the future by Employer to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of any compensation payable to Executive hereunder.

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               (b)  Executive shall be entitled to the number of paid vacations days in each calendar year, and to compensation for earned but unused vacation days, determined by Employer from time to time for its executives and key management employees, but not less than four (4) weeks in each year of the Term hereof. Executive shall also be entitled to all paid holidays given by Employer to its executives and key management employees.

     5.  Expenses. During the Term hereof, Executive shall be entitled to
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receive prompt reimbursement of all reasonable expenses incurred by Executive
(in accordance with the policies and procedures from time to time adopted by Board of Directors of Employer for its senior executive officers) in performing the services contemplated hereunder, provided that Executive properly accounts therefore in accordance with Employer's policy.

     6.  Termination.
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          (a)  Executive's employment hereunder shall terminate immediately upon death.

          (b) In the event that Executive shall be unable to perform the services contemplated hereunder by reason of disability, illness or other incapacity, such failure to so perform such duties shall not be grounds for terminating the employment of Executive by Employer; provided, however, that
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Employer may terminate Executive's employment hereunder should the period of such incapacity exceed six (6) consecutive months. Any such termination shall not be considered to be for "Cause" as defined in subparagraph (c) immediately below.

          (c) Executive's employment hereunder may be terminated by Employer prior to the expiration of the Term with or without "Cause" (as defined in subparagraph 6(e) below), immediately upon delivery by Employer of a written notice of termination; provided, however, that if Employer shall not have Cause to terminate Executive's employment hereunder, then upon any such termination, and as a condition of the effectiveness thereof, Employer shall pay to Executive as severance pay, in one lump sum in cash, an amount equal to (i) the amount of the current annual salary and benefits listed in paragraphs 3(a) and 4(a) that would have been payable over the remainder of the term of this Agreement had Executive not been terminated (subject to a minimum amount equal to 24 months base salary, such 24 month period being a "Minimum Severance Period").

          (d) In the event that Executive is terminated for Cause, Employer shall pay Executive's salary through the date of termination, after deducting any amounts lawfully owing from Executive to Employer, and shall thereafter have no further obligation to Executive.

          (e) For the purposes of this Agreement, "Cause" means (i) the willful and continued failure by Executive to substantially perform Executive's duties hereunder, other than any such failure resulting from Executive's incapacity due to physical or mental illness, after a demand for substantial performance is delivered to Executive by the Board of Directors of Employer (the "Board") which specifically identifies the manner in which the Board believes that Executive has not substantially performed such duties, or (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to Employer. For purposes of this subparagraph, no act, or failure to act, on Executive's part shall be considered "willful" merely because it was the result of bad judgment or negligence; rather, such act or failure to act must have been done, or omitted to have been done, by Executive other than in good faith and without reasonable belief that Executive's action or omission was in the best interests of the Employer. Notwithstanding the foregoing, Executive's employment shall not be deemed to have been terminated for "Cause" unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of Employer's Board of Directors at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct described above in clauses (i) or (ii) of this subparagraph and specifying the particulars thereof in detail. In the event that Executive is terminated for Cause, Employer shall pay Executive's salary through date of termination, any bonuses which have been earned by Executive through the date of termination after deducting any amounts lawfully owing from Executive to Employer, and shall thereafter have not further obligation to Executive, expect to the extent the Executive may be entitled to exercise any of the options granted to Executive as contemplated in paragraph 3(c) above.

          (f) Executive shall be entitled to terminate his employment with Employer hereunder for "Good Reason." Within five (5) business days of such termination, Employer shall pay Executive in one lump sum the Severance Amount provided above. For purposes of this Agreement, any termination of employment under any one or more of the following circumstances shall be for "Good Reason":

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               (i)    Without Executive's express written consent, the
assignment to Executive of any duties inconsistent with Executive's positions, duties, responsibilities and status with Employer, or an change in Executive's reporting responsibilities, titles or offices as in effect upon the execution hereof, or any removal of Executive from or any failure to re-elect Executive to any such positions, except in connection with the termination of Executive's employment for Cause, Disability, Retirement or as a result of death;

               (ii) Without Executive's express written consent, the Employer or Employer's ultimate parent corporation experiences a change of control via merger, consolidation, sale of all or substantially all the shares or the assets or other transaction (or series of related transactions) following which the shareholders or Employer or Employer's ultimate parent immediately prior to such transaction own less than 50% of the outstanding voting shares of Employer or Employer's ultimate parent following such transaction.

               (iii) The reduction by Employer in Executive's base salary, as the same may be thereafter be increased from time to time, the failure by Employer to increase such base salary each successive year, as specified in subparagraph 3(a)hereof, or the failure by Employer to otherwise pay Executive the base salary provided for herein;

               (iv) The failure by Employer to continue Executive's participation in the bonus and other compensation plans and incentive plans specified in subparagraph 3(b) hereof;

               (v) The failure by Employer to continue Executive's participation in any benefit plan, pension plan, qualified retirement plan, life insurance plan, vacation plan, holiday plan, car lease plan, medical expense, health and accident plan or disability plan, or expense reimbursement arrangement specified in paragraphs 4 and 5 hereof, or the taking of any action by Employer (prompt notice of which shall be provided to Executive) which would adversely affect Executive's participation in (including materially increasing Executive's costs of such participation), or materially reduce Executive's benefits under, any of such plans, or which would deprive Executive of any other fringe or personal benefits under any of such plans; provided, however, that
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notwithstanding the provisions of this subparagraph 6(f)(iv), Employer's providing benefits of a type or amount different than as provided for hereinabove shall not be deemed a violation of this subparagraph if required by law;

               (vi) Any action by Employer that would require Executive to relocate his principal residence or office to a location more than 50 miles from Employer's current principal executive offices.

          (g) Any termination of Executive's employment by Employer for Disability, Retirement or Cause, or by Executive for Good Reason, shall be communicated by Written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provisions in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and shall set forth the date upon which such termination is to become effective.

     7.  Proprietary Information.  Executive acknowledges that certain
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technological and other information may from time to time be disclosed to
Executive by Employer during the continuance hereof. Executive hereby acknowledges that all such information and technology, whether currently existing or hereafter developed by Employer through or involving the services and efforts of Executive hereunder, shall at all times consist of and be preserved by Executive as valuable trade secrets and confidential information which is proprietary to and owned exclusively by Employer, and that Executive does not have, and shall not have or hereafter acquire, any rights in or to any such information and technology, including without limitation any patents, inventions, discoveries, know-how, trademarks or tradenames used or adopted by Employer in connection with the design, development, manufacture, marketing, sale or installation of any products which at any time during the continuation hereof may be offered or sold or licensed by Employer. Executive further warrants and agrees that he shall not at any time, whether during the continuance of this Agreement or after its expiration or earlier termination, whether by Executive or by Employer, in any manner or form, directly or indirectly, use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any portion of any such information or technology, nor use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any other confidential information concerning Employer, or any customers or other products of Employer, to any person, firm or entity.

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     8.  Agreement Not to Compete; Non-Solicitation
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               (a)  Executive acknowledges that, by virtue of his position with
Employer, Executive will develop considerable expertise in the business operations of Employer and will have access to extensive confidential information with respect to Employer. Executive also acknowledges that this is a personal services contract wherein Executive's services are of a special, unique, unusual, extraordinary and intellectual character. Executive further acknowledges that his services will have peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Executive acknowledges that Employer would be irreparably damaged, and its substantial investment materially impaired, if Executive were to enter into an activity competing with Employer's business in violation of the terms of this Agreement or if Executive were to make unauthorized use or disclosure of any confidential information concerning the business Employer.

               (b) In consideration of the terms and conditions of this Agreement, including without limitation, this Section 8 and payment of the Severance Amount, Executive hereby agrees that, during the period of his employment with Employer and for the longer of (i) the remainder of the term of this Agreement had Executive not been terminated, or (ii) a period of 24 months, he will not, without Employer's express written consent, (i) engage in any employment or business activity which is competitive with, or would otherwise conflict with, the business of Employer as is currently conducted or presently under development as of the date of Executive's termination; or (ii) solicit or attempt to solicit, either directly or through others, (A) any employee, consultant, or independent contractor of Employer to terminate his or her relationship with Employer in order to become an employee, consultant, or independent contractor to or for any other person or business entity; or (B) the business of any customer, vendor, or distributor of Employer. Executive further agrees to notify Employer, in writing, before Executive obtains employment with, performs work for, or engages in any professional activity on behalf of any company, person or entity in the lighting industry.

               (c) In the event that Executive engages in any such competitive activity in breach of this Agreement, Executive hereby agrees that he shall return to Employer the Severance Amount in full immediately following such breach and that Employer shall be entitled to equitable relief (e.g. injunctions) to prevent any such competitive activity by Executive. The rights and remedies hereof shall be cumulative (and not alternative).

               (d) Executive expressly acknowledges that he is voluntarily entering into this Agreement, that the provisions in this Section 8 are a material inducement to Employer in entering this Agreement, and that the terms and conditions of this Agreement are fair and reasonable to Executive in all respects.

     9.  General Provisions.
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              (a)   Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing, when deposited in the United States mail, postage prepaid, or when communicated to a public telegraph company for transmittal, addressed to Employer or Executive at their respective last known address. Either party may change its address by written notice given in accordance with this subparagraph.

               (b) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns; provided, however, that Executive may not assign any or
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all of Executive's rights or duties hereunder without the prior written consent of Employer.

               (c) This Agreement is made and entered into, is to be performed primarily within, and shall be governed by and constructed in all respects in accordance with the laws of the State of California.

               (d) Captions and Paragraph headings used herein are for convenience only and are not a part of this Agreement and shall be used in construing it.

               (e) Should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected, and the remaining provisions of this Agreement shall remain in full force as if this Agreement had been executed with said provision eliminated.

               (f) Employer shall indemnify Executive to the fullest extent permitted by applicable law with respect to any claims arising from the performance by Executive of his duties hereunder during the Term of this Agreement.

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               (g)  This Agreement contains the entire agreement of the parties, and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Employer. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or therein, and that no other agreement, statement or promise not contained herein or therein shall be relied upon or be valid or binding. This Agreement may not be modified or amended by oral agreements, but only by an agreement in writing signed by Employer on the one hand, and by Executive on the other hand.

               (h) In the event of any litigation between Executive and Employer concerning the rights or obligations of any party under this Agreement, the non-prevailing party shall pay the reasonable costs and expenses, including attorneys' fees, of the prevailing party in connection therewith.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

APPROVED:

     "Employer"

     TIVOLI INDUSTRIES, INC.      TIVOLI INDUSTRIES, INC.


     By: /s/ Peter J Shaw                    By: /s/ Gordon Westerling
        ------------------------------          --------------------------
        Peter Shaw                               Gordon Westerling
        Director/Compensation Committee          Director/Compensation Committee


     "Executive"


     /s/ Terrence C Walsh
     ---------------------------------
     Terrence C. Walsh

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